Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Express Scripts Holding Company of our report dated February 21, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information included in Note 16, as to which the date is November 19, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

November 19, 2012